CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated October 22, 2008, relating to the financial statements and financial highlights which appear in the August 31, 2008 Annual Reports to Shareholders of Columbia Conservative High Yield Fund, Columbia International Stock Fund, Columbia Strategic Investor Fund, Columbia Small Cap Growth Fund I, and Columbia Mid Cap Growth Fund, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm” in such Registration Statement.

/s/PricewaterhouseCoopers

Boston, Massachusetts

July 10, 2009